Exhibit 99.2

FOR IMMEDIATE RELEASE

Expedia, Inc. Announces CEO Succession

Erik Blachford, president of Expedia North America, to succeed founder Richard Barton as president and CEO of Expedia, Inc.

BELLEVUE, Washington – February 5, 2003 – Expedia, Inc. (NASDAQ: EXPE) today announced that founder Richard Barton is resigning as president and chief executive officer effective March 31, 2003. Erik Blachford, currently president of Expedia North America, will succeed Mr. Barton as president and CEO and will join the Expedia® board of directors. This carefully planned transition will allow for Mr. Barton’s continued involvement with the company as director of USA Interactive (NASDAQ: USAI), an appointment that has been approved by USA’s directors.

“With our three kids approaching school age, and the company in such a rock-solid position, I feel it is a good time to pursue my long-standing dream to live in Europe for a year,” said Barton. “Erik Blachford, having helped build the company from the ground up, is ready to lead Expedia into the future. I leave a strong company in good hands.”

Additionally, Barry Diller, chairman of Expedia, Inc. and chairman and CEO of Expedia’s majority owner, USA Interactive, said: “While everyone associated with Expedia, both at the board and senior executive level, would wish otherwise, and would make great attempts to convince Rich to continue in his role, it’s simply impossible when fundamental life decisions are involved. As much as I wanted to argue, I quickly realized the decision had been irrevocably made and deserves to be respected – he’s accomplished so much in building this company, in leading it from inception, defining its culture, and in developing and nurturing a truly fine team to maturity, that the idea of a long pause at a young age for a career with so much future deserves the support of everyone.

”Erik Blachford is the natural choice to succeed Rich,” Mr. Diller continued. “He’s essentially been running 80% of Expedia’s operations in his role as president North America at Expedia, responsible for sales, marketing, product development and strategic planning for Expedia’s U.S. and Canadian operations. Together with a remarkably strong group of key executives, both Rich and I know this will be a seamless and successful transition. No one likes change when things are going well, but the two good parts of this are Rich’s agreeing to join the Board of USA (I can’t think of anyone who will bring more to our deliberations in all our areas of interactivity than Rich), and being able to naturally promote someone of Erik Blachford’s character and ability.”

Mr. Blachford joined the Expedia team at Microsoft in 1995 and led the creation of the Expedia brand as senior vice president, marketing. In the first quarter of 2002, he was named president of Expedia North America, overseeing Expedia.com and Expedia.ca as both ascended to No. 1 positions, and guiding the emergence of the company’s private-label business, WWTE.

“Expedia has only just begun to deliver on the promise of online travel,” said Mr. Blachford. “The Expedia team has the talent and the passion to build the services that will have travelers everywhere turning to the Internet for their travel planning. I could not be more excited about the prospects of our company over the next few years.”

In a separate release today, Expedia announced fourth quarter earnings of $0.33 a diluted share, compared with $0.08 a diluted share in the year-ago period, on revenue of $164 million. Gross bookings nearly doubled year-over-year to $1.38 billion. Further, the company said that the pace of Expedia’s travel sales thus far in January have been encouraging.

About Expedia, Inc.

Expedia, Inc. (NASDAQ: EXPE) is the world’s leading online travel service and the eighth largest travel agency in the U.S. Expedia’s award-winning Expert Searching and Pricing (ESP) technology delivers the most comprehensive flight options available online. ESP also allows customers to dynamically build complete trips that combine flights, Expedia Special Rate hotels and other lodging, ground transportation, and destination activities. Expedia operates Classic Custom Vacations, a leading wholesaler of premiere vacation packages to destinations such as Hawaii, Mexico, Europe and the Caribbean; and Metropolitan Travel, a corporate travel agency. Travelscape, Inc., wholly owned by Expedia, also operates as WWTE, a private-label online travel business that supplies car and hotel inventory to third parties. Expedia is a majority-owned subsidiary of USA Interactive (NASDAQ: USAI).

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This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. Such statements can be identified by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or comparable terms. These statements are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including final adjustments made in closing the quarter and those identified in the company’s filings with the SEC.

Expedia, Expedia.com and the Expedia logo are either registered trademarks or trademarks of Expedia, Inc. in the U.S., Canada and/or other countries. The names of actual companies and products mentioned herein may be trademarks of their respective owners.

For investor information about Expedia, Inc.:

Marj Charlier, Director of Investor Relations, (425) 564-7666

or call our Investor Relations team at (425) 564-7233

For more information, press only:

Darcy Bretz, Edelman Public Relations, (312) 240-2619

darcy.bretz@edelman.com or visit http://expedia.com/daily/press